Exhibit 99.1

FOR IMMEDIATE RELEASE

NASDAQ: DFFN

Diffusion Pharmaceuticals Announces Closing of Oversubscribed Private Placement

Raises Aggregate Gross Proceeds of $25.0 million

Charlottesville, Virginia (April 3, 2017) – Diffusion Pharmaceuticals Inc. (NASDAQ: DFFN), a clinical stage biotechnology company focused on the development of novel small molecule therapeutics for cancer and other hypoxia-related diseases, today announced that it entered into subscription agreements for the sale of an aggregate of 4,558,030 shares of its Series A convertible preferred stock in a private offering for gross proceeds of approximately $9.2 million, prior to deducting placement agent fees and estimated expenses payable by Diffusion. The closing is the second and final closing of Diffusion’s previously announced private placement. The private placement was oversubscribed as the original raise targeted $15.0 million. Together with the shares issued at and gross proceeds from the initial closing, Diffusion issued an aggregate of 12,395,053 shares of Series A convertible preferred stock for aggregate gross proceeds of approximately $25.0 million in the private placement.

The Series A convertible preferred stock is initially convertible into one share of the Diffusion’s common stock at a conversion price equal to the purchase price of $2.02 per share. In addition, each investor received a 5-year warrant to purchase one share of common stock for each share of Series A preferred stock purchased by such investor at an exercise price equal to $2.22, subject to adjustment thereunder. Maxim Merchant Capital acted as the Company’s placement agent in the Private Placement.

Important Information for Investors and Shareholders

This announcement is neither an offer to sell, nor a solicitation of an offer to buy, any of these securities and shall not constitute an offer, solicitation or sale in any state or jurisdiction in which such offer, solicitation or sale is unlawful. THE SECURITIES OFFERED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR THE SECURITIES LAWS OF ANY STATE, AND MAY NOT BE OFFERED OR SOLD IN THE UNITED STATES UNLESS THE SECURITIES ARE REGISTERED UNDER THE SECURITIES ACT AND ALL APPLICABLE STATE SECURITIES LAWS, OR AN EXEMPTION FROM SUCH REGISTRATION REQUIREMENTS IS AVAILABLE. THESE SECURITIES ARE BEING OFFERED AND SOLD IN RELIANCE ON EXEMPTIONS FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS.

About Diffusion Pharmaceuticals Inc.

Diffusion Pharmaceuticals Inc. is a clinical stage biotechnology company focused on extending the life expectancy of cancer patients by improving the effectiveness of current standard of care treatments including radiation therapy and chemotherapy. The Diffusion technology is a paradigm shift in the approach to the treatment of cancer and other diseases involving hypoxia, or oxygen deprivation, in that it facilitates the diffusion of oxygen into hypoxic tissue.  Diffusion is developing its lead drug, trans sodium crocetinate (TSC), for use in the many cancer types in which tumor hypoxia (oxygen deprivation) is known to diminish the effectiveness of current treatments. TSC targets the cancer's hypoxic micro-environment, re-oxygenating treatment-resistant tissue and making the cancer cells more vulnerable to the therapeutic effects of treatments such as radiation therapy and chemotherapy, without the apparent addition of any serious side effects.

A Phase 2 clinical program, completed in the second quarter of 2015, evaluated 59 patients with newly diagnosed glioblastoma multiforme (GBM). This open label, historically controlled study demonstrated a favorable safety and efficacy profile for TSC combined with standard of care. A strong efficacy signal was seen in the subset of inoperable patients, where survival of TSC-treated patients at two years was increased by 380% over the controls. The U.S. Food and Drug Administration has provided guidance on the design of a Phase 3 trial in newly diagnosed GBM. Additional planned studies may include a Phase 2 trial in pancreatic cancer and a study in brain metastases. Due to its novel mechanism of action, TSC has safely re-oxygenated a range of tumor types in preclinical and clinical studies. Diffusion believes its therapeutic potential is not limited to specific tumors, thereby making it potentially useful to improve standard of care treatments of other life-threatening cancers. The Company also believes that TSC has potential application in other indications involving hypoxia, such as stroke and neurodegenerative diseases.

Forward-Looking Statements

To the extent any statements made in or in connection with this news release deal with information that are not historical facts, these are forward-looking statements under the Private Securities Litigation Reform Act of 1995. Such statements include statements that are not historical in nature, including those that utilize terminology such as "would," "will," "plans," "possibility," "potential," "future," "expects," "anticipates," "believes," "intends," "continue," "continue," “estimates,” “targets,” “projects,” “intends,” other words or expressions of similar meaning, derivations of such words or expressions and the use of future dates. Forward-looking statements by their nature address matters that are, to different degrees, uncertain and involve both known and unknown risks. These uncertainties and risks may cause Diffusion's actual results to be materially different than those expressed in or implied by such forward-looking statements. Particular uncertainties and risks include the factors discussed in Diffusion’s public filings, including the risk factors including in Diffusion’s most recent Annual Report on Form 10-K. All forward-looking statements in this news release speak only as of the date of this news release and are based on Diffusion’s management's current beliefs and expectations. Investors, potential investors and other reads are urged to consider these factors carefully in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements. Diffusion undertakes no obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise after the date of this release, except as required by applicable law.

Diffusion Pharmaceuticals Contacts

David Kalergis

Chief Executive Officer

Diffusion Pharmaceuticals Inc.

(434) 220-0718

dkalergis@diffusionpharma.com

Stephanie Carrington

ICR Inc.

(646) 277-1282

Stephanie.Carrington@icrinc.com